                                                                    EXHIBIT 12.1

                       ASSOCIATED MATERIALS INCORPORATED

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                  YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      -----------------------------------------------   -----------------
                                       1992      1993      1994      1995      1996      1996      1997
                                      -------   -------   -------   -------   -------   -------   -------
Earnings:
  Income (loss) from operations....   $14,832   $18,894   $23,455   $12,742   $23,152   $17,254   $23,967
Add:
  Portion of rents representative
    of interest factor.............     2,866     2,833     2,957     3,301     3,737     2,746     3,110
                                      -------   -------   -------   -------   -------   -------   -------
         Total earnings (as
           adjusted)...............   $17,698   $21,727   $26,412   $16,043   $26,889   $20,000   $27,077
                                      =======   =======   =======   =======   =======   =======   =======
Fixed Charges:
  Interest expense.................   $ 6,754   $ 7,581   $10,580   $11,474   $10,882   $ 8,285   $ 7,501
  Portion of rents representative
    of interest factor.............     2,866     2,833     2,957     3,301     3,737     2,746     3,110
  Amortization of debt.............        --       202       540       540       445       345       298
                                      -------   -------   -------   -------   -------   -------   -------
         Total fixed charges.......   $ 9,620   $10,616   $14,077   $15,315   $15,064   $11,376   $10,909
                                      =======   =======   =======   =======   =======   =======   =======
Ratio of earnings to fixed
  charges..........................      1.84      2.05      1.88      1.05      1.78      1.76      2.48
                                      =======   =======   =======   =======   =======   =======   =======
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